EXHIBIT 10.8

AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN

Section 3 of the Incentive Plan is hereby deleted and the following shall be inserted in lieu thereof:

“3.     Shares Subject to the Plan.   Subject to adjustment in accordance with Section 17, the total of the number of shares of Common Stock which shall be available for the grant of Awards under the Plan shall not exceed 5,000,000; provided, that, for purposes of this limitation, any shares subject to an Option which is canceled or expires without exercise shall again become available for Award under the Plan. Upon forfeiture of Awards in accordance with the provisions of the Plan and the terms and conditions of the Award, such shares shall no longer be counted against any determination of the number of shares available under the Plan and shall be available for subsequent Awards. Shares tendered by a Participant to pay all or part of the option price of an Option or to pay all or part of the taxes associated with the exercise of such Option or shares of Common Stock which are withheld upon exercise of an Option which would have otherwise been issued upon exercise of such Option shall be again available for issuance pursuant to Nonqualified Stock Options under the Plan. Subject to adjustment in accordance with Section 17, no Participant shall be granted, during any calendar year, Options to purchase more than 5,000,000 shares of Common Stock. Common Stock available for issue or distribution under the Plan shall be authorized and unissued shares or shares reacquired by the Company in any manner.”